Exhibit 99.1

CLEAN ENERGY NAMES STEPHEN SCULLY TO BOARD OF DIRECTORS

NEWPORT BEACH, Calif. (January 31, 2014) — Clean Energy Fuels Corp. (Nasdaq: CLNE) announced today that Stephen Scully has been appointed to its board of directors. The election of Mr. Scully as an independent member on January 30 is effective immediately and expands the board to nine members.

“We welcome Steve to our board and look forward to tapping into his extensive experience of starting and growing a successful business,” said Andrew J. Littlefair, president and CEO of Clean Energy. “With his deep understanding of the trucking industry, which is beginning its transition to natural gas, Steve will be a great asset for Clean Energy’s board and the entire company.”

Mr. Scully was founder and president of the Scully Companies, a California based truck leasing and specialized contract carriage provider. He started the company immediately after graduating from college in 1981 and subsequently sold it to Ryder System in 2011. The Scully Companies was the largest independent asset based logistics provider in the western U.S. Mr. Scully is a past chairman and director of the National Truck Leasing System, board member of the Truck Rental and Leasing Association, board member of Ameriquest Transportation and Logistics Resources and member of the California Trucking Association.

Mr. Scully serves on the advisory board of USC Wrigley Institute for Environmental Studies and on the philanthropy committee of the International Fund for Animal Welfare. He holds a Bachelor of Arts degree from the University of Southern California.

“As an entrepreneur, it is an honor to be appointed to the board of such a dynamic company,” said Mr. Scully. “I have watched with admiration as Clean Energy has almost single-handily created the natural gas fueling market. I look forward to working with the other board members and the executive team to grow the company into new markets including one close to my heart, the trucking industry.”

About Clean Energy Fuels Corp.

Clean Energy Fuels Corp. (Nasdaq: CLNE) is the largest provider of natural gas fuel for transportation in North America. We build and operate compressed natural gas (CNG) and liquefied natural gas (LNG) fueling stations; manufacture CNG and LNG equipment and technologies for ourselves and other companies; develop renewable natural gas (RNG) production facilities; and deliver more CNG, LNG and Redeem RNG fuel than any other company in the U.S. For more information, visit www.cleanenergyfuels.com.